SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)


                               Capco Energy, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    13916P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  March 9, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.   13916P100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JVL Advisors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     10,571,333

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     10,571,333

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,571,333

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.83%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No.   13916P100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John V. Lovoi

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     10,571,333

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     10,571,333

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,571,333

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.83%

12.  TYPE OF REPORTING PERSON

     IA

 CUSIP No.   13916P100
            ---------------------


Item 1(a).  Name of Issuer:


            Capco Energy, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            5555 San Felipe
            Suite 725
            Houston, Texas 77056
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            JVL Advisors, L.L.C.
            John V. Lovoi
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            JVL Advisors, L.L.C.
            10,000 Memorial Drive
            Suite 550, Houston, TX  77024

            John V. Lovoi
            10,000 Memorial Drive
            Suite 550, Houston, TX  77024
            ____________________________________________________________________

Item 2(c).  Citizenship:

            John V. Lovoi- United States Citizens
            JVL Advisors, L.L.C.- Texas Limited Liability Company
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $.001
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            13916P100
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [x] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

             JVL Advisors, L.L.C. - 10,571,333;
             John V. Lovoi - 10,571,333
________________________________________________________________________________

     (b)  Percent of class:

             JVL Advisors, L.L.C. - 8.83%;
             John V. Lovoi - 8.83%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote

             JVL Advisors, L.L.C. - 0
             John V. Lovoi- - 0
_______________________________________________________________________________,


     (ii)  Shared power to vote or to direct the vote

             JVL Advisors, L.L.C. - 10,571,333
             John V. Lovoi - 10,571,333
__________________________________________________________________________,


     (iii) Sole power to dispose or to direct the disposition of

           JVL Advisors, L.L.C. - 0
           John V. Lovoi - 0
_______________________________________________________________________________,


         (iv)  Shared power to dispose or to direct the disposition of

               JVL Advisors, L.L.C. - 10,571,333
               John V. Lovoi - 10,571,333
_______________________________________________________________________________.

     The Reporting Persons specifically disclaim beneficial ownership in the securities reported herein except to the extent of their pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: February 10, 2006

                                      JVL Advisors, L.L.C.*


                                      By: /s/ John V. Lovoi
                                      -----------------------------
                                      Name:   John V. Lovoi
                                      Title:  Manager


                                      /s/ John V. Lovoi
                                      ------------------------------
                                          John V. Lovoi*




* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                    Exhibit A

                                    Agreement

     The undersigned agree that this Schedule 13G dated February 10, 2006 relating to the Common Stock, par value $.001, of Capco Energy, Inc. shall be filed on behalf of the undersigned.


                                      JVL Advisors, L.L.C.


                                      By: /s/ John V. Lovoi
                                      -----------------------------
                                      Name:   John V. Lovoi
                                      Title:  Manager


                                      /s/ John V. Lovoi
                                      -----------------------------
                                           John V. Lovoi




SK 03847 0006 641082